Exhibit 99.1

North American Insurance Leaders, Inc. Announces Stockholder Approval of its Dissolution and Liquidation

Monday, July 14, 2008

At a special meeting of stockholders held this morning, the stockholders of North American Insurance Leaders, Inc. (the "Company") have voted to approve the dissolution of the Company and its proposed plan of liquidation. The Company had filed its definitive Proxy Statement regarding its proposed dissolution and plan of liquidation with the Securities and Exchange Commission on June 30, 2008.

Pursuant to the Company's amended and restated certificate of incorporation, the Company will distribute the funds in the trust account (the "Trust Account") established as part of its initial public offering (the "IPO") to the holders of shares of common stock sold in the IPO (the "Public Shares"). The Company has set July 21, 2008 as the record date for determining the holders of Public Shares entitled to receive liquidating distributions and also intends to file its certificate of dissolution with Secretary of State of the State of Delaware on that date. After the close of trading of the Company's shares on July 21, 2008, the Company expects that it shall close its share transfer books, the American Stock Exchange will suspend trading of the Company's shares and the Company's certificate of dissolution will become effective.

The Company believes that it will distribute the funds in the Trust Account to the holders of Public Shares on July 25, 2008 and that the holders of Public Shares will receive approximately $7.99 per Public Share. However, the exact amount in the Trust Account available for distribution to the holders of Public Shares will be finally determined just prior to the time of such distribution. After the distribution of the funds in the Trust Account, the Company expects to file a Certification of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact: Paula Butler, Executive Vice President,

North American Insurance Leaders, Inc.

212-319-9407